Exhibit 99.2

IEC ELECTRONICS CORP - CONSOLIDATED
BALANCE SHEET
DEC 31, 2010 AND SEP 30, 2010
(In Thousands)

	DEC 31, 2010	SEP 30, 2010
ASSETS

CURRENT ASSETS
Cash	0	0
Accounts Receivable	18,855	16,315
Inventories	18,841	12,068
Deferred Income Taxes	4,329	3,359
Other Current Assets	1,156	234
Total Current Assets	43,181	31,976

NET FIXED ASSETS	14,832	13,098

NON-CURRENT ASSETS
Goodwill	21,147	58
Intangible Assets	420	331
Deferred Income Taxes	8,679	10,113
Other Non-Current Assets	221	106
TOTAL ASSETS	88,480	55,682

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Short Term Borrowings	6,905	2,899
Accounts Payable	10,105	8,145
Accrued Payroll and Related Taxes	1,591	2,279
Other Accrued Expenses	1,186	941
Other Current Liabilities	1,093	0
Total Current Liabilities	20,880	14,264

LONG TERM DEBT	40,392	15,999
TOTAL LIABILITIES	61,272	30,263

SHAREHOLDER'S EQUITY
Authorized - 50,000,000 shares
Issued – 10,359,057, Outstanding – 9,346,184
Common stock, par value $.01 per share	103	101
Treasury Shares at Cost - 1,012,873 shares	(1,413)	(1,413)
Additional Paid-in Capital	41,876	41,138
Retained Earnings	(13,358)	(14,407)
TOTAL SHAREHOLDER’S EQUITY	27,208	25,419

TOTAL LIABILITIES & EQUITY	88,480	55,682

IEC ELECTRONICS CORP - CONSOLIDATED
STATEMENT OF INCOME
FOR QUARTER END & YTD DEC 31, 2010 AND DEC 25, 2009
(In Thousands)

	ACTUAL	PRIOR	ACTUAL	PRIOR
	QUARTER	QUARTER	YTD	YTD
	DEC 31, 2010	DEC 25, 2009	DEC 31, 2010	DEC 25, 2009

Sales	28,644	18,060	28,644	18,060
Cost of Sales	24,061	15,247	24,061	15,247
Gross Profit	4,583	2,813	4,583	2,813

Less: Operating Expenses
Selling & G&A	2,620	1,500	2,620	1,500
Other	0	0	0	0
Total Operating Expenses	2,620	1,500	2,620	1,500

Operating Profit	1,963	1,313	1,963	1,313

Interest and Financing Expense	244	95	244	95
Other Expense/(Income)	13	58	13	58
Net Income before Income Taxes	1,706	1,160	1,706	1,160

Provision for /(benefit from)Income Tax	657	406	657	406

Net Income	1,049	754	1,049	754

Basic Earnings Per Share	$0.11	$0.09	$0.11	$0.09
Diluted Earnings Per Share	$0.11	$0.08	$0.11	$0.08

Basic Shares	9,224,877	8,828,604	9,224,877	8,828,604
Diluted Shares	9,766,022	9,526,342	9,766,022	9,526,342

IEC ELECTRONICS CORP - CONSOLIDATED
RECONCILIATION OF NET INCOME TO EBITDA
FOR QUARTER END & YTD DEC 31, 2010 AND DEC 25, 2009
(In Thousands)

	ACTUAL	PRIOR	ACTUAL	PRIOR
	QUARTER	QUARTER	YTD	YTD
	DEC 31, 2010	DEC 25, 2009	DEC 31, 2010	DEC 25, 2009

Net Income	1,049	754	1,049	754

Provision for /(benefit from) Income Tax	657	406	657	406

Depreciation and Amortization Expense	489	137	489	137

Net Interest Expense / (Income)	244	95	244	95
EBITDA	2,439	1,392	2,439	1,392

Basic Earnings Per Share	$0.26	$0.16	$0.26	$0.16
Diluted Earnings Per Share	$0.25	$0.15	$0.25	$0.15

Basic Shares	9,224,877	8,828,604	9,224,877	8,828,408
Diluted Shares	9,766,022	9,526,342	9,766,022	9,526,342